LETTER AGREEMENT REGARDING EQUITY AWARDS

This Letter Agreement (this “Agreement”) is entered into as of January 20, 2026 (the “Effective Date”), by and between Ocugen, Inc., a Delaware corporation (the “Company”), and Shankar Musunuri (the “Participant”).
RECITALS
WHEREAS, the Company has adopted the 2019 Equity Incentive Plan, as amended (the “Plan”) and, pursuant to the Plan and the applicable award agreements, the Participant has been granted certain equity awards, including (a) Performance Restricted Stock Units granted on January 2, 2026, with a target award covering 9,369,604 shares of common stock, 6,000,000 of which are subject to this Agreement (such applicable portion, the “2026 PSUs”); (b) stock options granted on January 2, 2026 to purchase 3,123,201 shares of common stock, 2,000,000 of which are subject to this Agreement (such applicable portion, the “Option Award”); and (c) Performance Restricted Stock Units granted on January 2, 2025, with a target award covering 1,388,889 shares of common stock, 1,000,000 of which are subject to this Agreement (such applicable portion, the “2025 PSUs”, together with the 2026 PSUs, the “PSUs” and, collectively with the Option Award, the “Awards”);
WHEREAS, as of the Effective Date, the number of authorized shares of the Company’s common stock under the Company’s certificate of incorporation is insufficient to satisfy the full issuance of shares that could otherwise become issuable upon the exercise or settlement of the Awards;
WHEREAS, the Company intends to obtain stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of common stock (the “Authorized Share Increase”);
WHEREAS, the Company and the Participant agreed to suspend the exercisability of the Option Award and the settlement of the PSU Awards as set forth below, subject to and conditioned upon the effectiveness of the Authorized Share Increase.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:
1.Option Award.
(a)Vesting. Vesting of the Option Award shall continue in accordance with the terms of the applicable award agreement and the Plan.
Suspension of Exercise. Notwithstanding anything to the contrary in the applicable award agreement or the Plan, the Participant hereby agrees not to exercise any portion of the Option Award prior to the effective date of the Authorized Share Increase. Any attempted exercise in violation of this Section 1(b) shall be null and void. For the avoidance of doubt, nothing in this Agreement shall be construed to (i) extend the stated term or expiration date of the Option

Award, (ii) extend or modify any post-termination exercise period applicable to the Option Award, or (iii) otherwise affect the forfeiture provisions applicable to the Option Award.
(b)Extension of Option Term. Notwithstanding Section 1(b) above and anything to the contrary in the applicable award agreement, if the suspension of exercisability under this Agreement extends beyond 90 days from the stated expiration date of the Option Award, the Option Award shall be automatically extended by a period equal to the duration of the suspension, such that the Participant shall have the full benefit of the original option term measured from the date the suspension is lifted. This extension shall apply regardless of any termination of the Participant’s employment or service, provided that the Participant remains subject to the non-exercise covenant during the suspension period
(c)No Additional Trading Restrictions. Upon issuance of shares pursuant to the exercise of the Option Award or settlement of PSUs, the Participant shall have the unrestricted right to sell, transfer, or otherwise dispose of such shares, subject only to (i) applicable securities laws, (ii) the Company’s standard insider trading policy and regularly scheduled blackout periods applicable to all executive officers, and (iii) any tax withholding obligations. The Company shall not impose any additional restrictions on the Participant’s ability to sell or transfer shares issued pursuant to the Awards beyond those restrictions applicable to other executive officers of the Company. For the avoidance of doubt, the Company shall not require the Participant to hold shares for any minimum period following issuance.
2.PSU Awards.
(a)Vesting. Vesting of the 2026 PSUs and the 2025 PSUs shall continue in accordance with the terms of the applicable award agreements and the Plan.
(b)Deferral of Settlement. Notwithstanding anything to the contrary in the applicable award agreements or the Plan, the Company’s obligation to issue shares in respect of vested PSUs subject to this Agreement is contingent upon the effectiveness of the Authorized Share Increase. If the Authorized Share Increase is not effective by March 15 of the calendar year following the calendar year in which PSUs vest, the Company shall either (i) issue shares to the Participant from any other available source, including but not limited to treasury shares, shares purchased on the open market, or shares obtained through cancellation of other awards, or (ii) settle such PSUs in cash as provided in Section 2(e). Under no circumstances shall the Participant forfeit vested PSUs due to the Company’s failure to obtain stockholder approval for the Authorized Share Increase or due to any other action or inaction by the Company.
Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code or an exemption thereto. Notwithstanding the foregoing, if compliance with Section 409A would result in the forfeiture of vested Awards due to the Company’s failure to obtain the Authorized Share Increase, then the Company shall either (i) structure an alternative settlement mechanism that complies with Section 409A, or (ii) settle such Awards in a manner that may be subject to Section 409A, with the Company indemnifying the Participant for any taxes, penalties, or interest imposed under Section 409A resulting from such settlement. Under no circumstances shall a vested Award be forfeited solely due to Section 409A considerations arising from the Company’s inability to issue shares.

(c)Prompt Issuance upon Authorization. Within five (5) business days following the effective date of the Authorized Share Increase, the Company shall issue all shares underlying vested PSUs and shall facilitate the exercise and settlement of any vested portion of the Option Award, subject to applicable withholding requirements and standard settlement procedures. The Company shall use commercially reasonable efforts to cause the Authorized Share Increase to become effective no later than Dec 31, 2026. If the Company fails to issue shares within five (5) business days following the effective date of the Authorized Share Increase as set forth in this Section 2(d), the Participant may elect, in his sole discretion, to receive a cash payment equal to the Fair Market Value (as defined in the Plan) of the shares underlying such vested PSUs or exercised Options, calculated as of the vesting date for PSUs or the exercise date for Options. Such cash payment shall be made within thirty (30) days of the Participant’s election.
(d)Alternative Settlement. If the Authorized Share Increase is not effective by Dec 31, 2026, then, during the period from January 1, 2027 until the Authorized Share Increase is effective, the Participant may elect, in his sole discretion, to receive a cash payment equal to the Fair Market Value (as defined in the Plan) of the shares underlying any vested PSUs or exercisable Options, calculated as of the vesting date for PSUs or the exercise date for Options. Such cash payment shall be made within thirty (30) days of the Participant’s election. In addition, if any vested PSUs would otherwise be forfeited under Section 2(b), then the Participant may elect, in his sole discretion, to receive a cash payment equal to the Fair Market Value (as defined in the Plan) of the shares underlying such vested PSUs, calculated as of the vesting date for PSUs. Such cash payment shall be made within thirty (30) days of the Participant’s election.
3.Stockholder Approval Efforts and Alternative Remedies.
(a)Company Obligations. The Company shall use its best efforts to obtain stockholder approval for the Authorized Share Increase by December 31, 2026.
(b)Failure to Obtain Approval. If the Company’s stockholders fail to approve the Authorized Share Increase on or before December 31, 2026, then:
(i)Automatic Cash Settlement Right: All vested PSUs and the vested, exercisable portion of the Option Award shall be automatically eligible for cash settlement at the Participant’s election as provided in Section 2(e).
(ii)Continued Vesting: All unvested portions of the Awards shall continue to vest in accordance with their original terms, with vested amounts subject to cash settlement at the Participant’s election as provided in Section 2(e).
(iii)Price Protection: For any Awards settled in cash more than ninety
(90) days after their original vesting date due to delays in obtaining the Authorized Share Increase, the settlement price shall be the higher of (A) the Fair Market Value on the original vesting date, or (B) the Fair Market Value on the cash settlement date.
Interest Compensation: The Company shall pay simple interest at the applicable federal rate on the value of vested Awards from the original vesting date until the date of share issuance or cash settlement, whichever occurs first.

4.Additional Protections.
(a)Legal and Tax Gross-Up. If the Participant incurs any additional tax liability, penalties, or interest under Section 409A of the Code or any other tax provision as a result of the suspension, deferral, or settlement structure imposed by this Agreement, the Company shall gross up such amounts to make the Participant whole on an after-tax basis.
(b)Acceleration Upon Change in Control. Notwithstanding anything in this Agreement, upon a Change in Control (as defined in the Plan) occurring prior to the effective date of the Authorized Share Increase, (i) all restrictions in this Agreement shall immediately terminate, (ii) all unvested Awards shall vest in full, and (iii) the Company shall immediately settle all Awards in cash based on the Change in Control price, or in shares to the extent available.
(c)No Adverse Impact. This Agreement shall not adversely affect any other rights the Participant has under the Plan, the award agreements, any employment agreement, or otherwise. If any provision of this Agreement conflicts with any other agreement between the parties, the provision most favorable to the Participant shall control.
5.Miscellaneous.
(a)No Other Amendments. Except as expressly provided in this Agreement, the terms of the Plan and of each Award shall remain unmodified and in full force and effect.
(b)Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.
(c)Execution. The Agreement may be executed, including execution by facsimile or electronic signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.
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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 20th day of January, 2026.

OCUGEN, INC.

By:    /s/ Ramesh K Ramachandran     Name: Ramesh K Ramachandran
Title: Chief Accounting Officer

PARTICIPANT

By:    /s/ Shankar Musunuri     Shankar Musunuri